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                                                              17 September 1997

The Board of Directors
Northern Electric plc
Carliol House
Market Street
Newcastle upon Tyne
NE1 6NE

Dear Sirs

   We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-32821) of CalEnergy Company, Inc. for the registration of its Senior Debt Securities and Subordinated Debt Securities, Preferred Stock and Common Stock and CalEnergy Capital Trust IV, CalEnergy Capital Trust V and CalEnergy Capital Trust VI for the registration of their Convertible Preferred Securities, in aggregate amount of $1,500,000,000 of our report dated November 29, 1996 relating to the unaudited condensed interim financial statements of Northern Electric plc that are included in the Current Report on Form 8-K/A dated February 18, 1997 of CalEnergy Company, Inc.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.

Yours faithfully


/s/ Ernst & Young